Exhibit 99.1

Sono-Tek Reports Fiscal Second Quarter and First Half 2025 Financial Results, Record Backlog and Provides Revenue Guidance

- Q2 Sequential Revenue Growth Meets Quarterly Guidance of 2%-5%

-Record Equipment and Service Backlog of $11.7 Million-

- First Half Revenue Growth of 10% YOY, First Half Net Income Growth of 13% YOY-

- Expects Continued Revenue Growth for Full Fiscal Year 2025-

-Conference Call Today at 10:00 am ET-

MILTON, N.Y., October 15, 2024 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for the second quarter and first half of fiscal year 2025, ended August 31, 2024.

Second Quarter and First Half Fiscal 2025 Highlights

•	Net Sales for the quarter decreased by 8% or $477,000 to $5,162,000 compared to the second quarter of fiscal 2024, which saw elevated sales due to the resolution of supply chain challenges, which had previously impacted the Company’s operations. Second quarter revenue increased 3% sequentially to $5.2 million, meeting quarterly guidance of 2%-5% growth, driven by strong shipments to the clean energy and electronics markets.
•	Record first half fiscal 2025 revenue increased by 10% year over year to $10.2 million compared to $9.2 million.
•	First half fiscal 2025 gross profit increased 9% year over year to $5.0 million compared with $4.6 million.
•	First half fiscal 2025 net income increased 13% year over year to $672 thousand, or $0.04 per share, compared with $595 thousand, or $0.04 per share.
•	As of August 31, 2024, cash, cash equivalents and marketable securities totaled $11.6 million with no outstanding debt.

Backlog and Expected Revenue Growth for Fiscal Year 2025

•	Total equipment and service-related backlog increased 7% year over year and 50% sequentially to a record $11.7 million, compared to $10.9 million at the end of Q2 FY2024, and $7.8 million at the end of Q1 FY2025.
•	Continued revenue growth is expected for the full fiscal year 2025, ending February 28, 2025.

“Sono-Tek continued its fiscal year with solid sales momentum and profitability and is looking forward to a strong second half with increasing orders from the green energy sector combined with strength in the semiconductor/electronics markets. Additionally, we are aggressively moving forward on full production systems with the potential for multiple repeat orders this year,” according to Dr. Christopher L Coccio, Executive Chairman.

Steve Harshbarger, CEO & President of Sono-Tek, remarked, “Our growth strategies are continuing to gain momentum as our customers move from R&D and pilot machines to our complex large-scale production systems with significantly higher Average Selling Prices (ASP). We are excited by our broadened addressable market and believe we can continue to grow sales on a larger scale. Our move into the clean energy sector is showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications. Additionally, we remain excited about our prospects for attracting additional high-volume, high-ASP production system orders in fiscal year 2025. With strong sales momentum, continued profitability and record backlog bolstered by our solid balance sheet, we remain focused on continued execution and look forward to building on our record first half revenues.”

Second Quarter Fiscal 2025 Results

(Narrative compares with prior-year period unless otherwise noted) ($ in thousands)

	Three Months Ended August 31,		Change
	2024	2023	$	%
Net Sales	$5,162	$5,639	(477)	(8%	)
Gross Profit	$2,516	$2,801	(285)	(10%	)
Gross Margin	49%	50%

Operating Income	$286	$566	(280)	(49%	)
Operating Margin	6%	10%

Net Income	$341	$541	(200)	(37%	)
Net Margin	7%	10%

Second Quarter Fiscal 2025 Product and Market Sales Overview

Net Sales for the quarter decreased by 8% or $477,000 to $5,162,000 compared to the second quarter of fiscal 2024 which reflected a strong recovery from supply chain constraints.  Net sales increased 3% sequentially to $5.2 million in the second quarter of fiscal 2025. The increase was primarily driven by increased demand for Integrated Coating systems which are commonly used for high volume production platforms in the clean energy sector.

•	Integrated Coating System sales accelerated significantly from growing market acceptance of the new PLC based platform systems developed under Sono-Tek’s Altair program. During the second quarter, two high ASP systems using the Altair developed capabilities shipped to a large solar company valued at $1,460,000.

•	Fluxing system sales dipped this quarter with softening activity from the printed circuit board sector, although quoting activity remains strong for these products with recent significant distributor changes.

•	OEM sales dipped as well due to many OEM partners having previously built-up excess inventory to combat supply chain concerns and partially due to a reduction in sales of our China based OEM partners products due to China’s struggling economy.

Sales to the Alternative/Clean Energy market grew 37% and were positively impacted by significant government investments and a growing number of Sono-Tek’s customers transitioning from R&D systems to production scale systems that carry much higher ASPs. Sono-Tek platforms are used in the manufacturing of advanced solar cells and for critical membranes used in carbon capture, green hydrogen generation and fuel cell applications.

Electronics market sales increased 51% influenced by the shipment of two systems of a newly developed coating system with wafer shuttling capabilities for the semiconductor market.

Medical sales were down 77%, primarily driven by lower demand for stent and balloon coating systems. However, based on current backlog and order activity, the Company expects balloon coating system sales to recover in the second half of the year. In contrast, stent coating system sales are likely to remain subdued as several customers in this market have reported slower business activity.

Industrial sales declined by 30% partially influenced by a float glass coating system that shipped in the prior fiscal year and did not repeat in the current fiscal year.

Second Quarter FY 2025 Financial Overview

The three-month periods ended August 31, 2024 and 2023 are referred to as the second quarter of fiscal 2025 and fiscal 2024, respectively.

Revenue for the second quarter of fiscal 2025 was $5.2 million, compared to $5.6 million for the second quarter of fiscal 2024, in line with quarterly guidance and reflecting elevated sales in the second quarter of fiscal 2024 as supply chain issues alleviated.

Gross profit was $2.5 million, compared with $2.8 million for the second quarter of fiscal 2024. The gross profit percentage was 49% compared with 50% for the prior year period, primarily due to product mix, inclusive of a decrease in OEM systems sales which typically have high profit margins, and the reallocation and recharacterization of specific labor expenses from the engineering department to cost of goods sold that started in the fourth quarter of fiscal year 2024 as an outcome of the completion of several successful R&D endeavors. During the quarter, the decrease in gross profit was partially offset by favorable warranty expense reserves.

Operating expenses were $2.2 million for the second quarter of each fiscal 2025 and 2024.

Research and product development costs decreased 12% year over year to $696 thousand due to a decrease in salary associated with the departure of a senior engineer, a decrease in research and development materials and the reallocation and recharacterization of specific labor expenses from the engineering department to cost of goods sold that started in the fourth quarter of fiscal year 2024 as an outcome of the completion of several successful R&D endeavors.

Marketing and selling expenses increased 5% year over year to $988 thousand primarily due to increases in commissions, travel and trade show expenses, partially offset by a decrease in salary expenses. General and Administrative expenses increased 9% year over year to $546 thousand primarily due to increased salaries, legal and audit fees and other corporate expenses.

Operating income was $286 thousand compared to $566 thousand in the prior year period, primarily due to the decrease in revenue and gross profit. Operating margin for the quarter was 6% compared to 10% in the prior year period.

Net income was $341 thousand, or $0.02 per share, compared with $541 thousand, or $0.03 per share, for the second quarter of fiscal 2024, primarily due to a decrease in gross profit.

Diluted weighted average shares outstanding were 15,768,251 million compared to 15,773,665 for the prior year period.

First Half Fiscal Year 2025 Overview

(Narrative compares with prior-year period unless otherwise noted) ($ in thousands)

	Six Months Ended August 31,		Change
	2024	2023	$	%
Net Sales	$10,193	$9,242	951	10%
Gross Profit	$4,971	$4,578	393	9%
Gross Margin	49%	50%

Operating Income	$524	$474	50	11%
Operating Margin	5%	5%

Net Income	$672	$595	77	13%
Net Margin	7%	6%

Total sales increased by 10% to $10.2 million in the first half of fiscal 2025 compared to $9.2 million for the first half of fiscal 2024, strongly impacted by increased sales from the Alternative Energy Market due to the shipment of three high ASP systems to a large solar company totaling $2,190,000.

Gross profit increased 9% to $5.0 million for the first half of fiscal 2025 compared with $4.6 million in the first half of fiscal 2024. The gross profit margin was 49% compared with 50% for the prior year period.

Operating income increased 11% to $524 thousand compared with $474 for the first half of fiscal 2024. Operating margin for the first half of fiscal 2024 was nearly even at 5% compared with 5% in the first half of fiscal 2024.

Net income increased 13% to $672 thousand, or $0.04 per share, for the first half of fiscal 2025 compared with $595 thousand, or $0.04 per share, for the first half of fiscal 2024.

Diluted weighted average shares outstanding were 15,771,472 compared to 15,775,032 for the prior year period.

Balance Sheet and Cash Flow Overview

At August 31, 2024, cash, cash equivalents and marketable securities totaled $11.6 million, with no debt, and stockholders’ equity was $17.0 million.

Capital expenditures in the first half of fiscal 2025 were $191,000, which were invested in ongoing upgrades to the Sono-Tek’s manufacturing facilities. Sono-Tek anticipates capital expenditures will total approximately $460,000 in fiscal year 2025.

Conference Call Information

Sono-Tek will hold a conference call to discuss its second quarter and first half of fiscal year 2025 financial results today, Tuesday, October 15, 2024 at 10:00 am ET. To participate, please call 1-844-481-2752 at least 10 minutes prior to the start of the call and ask to join the Sono-Tek call.

A simultaneous webcast of the call may be accessed through the Company's website, Events & Presentations | Sono-Tek or at https://event.choruscall.com/mediaframe/webcast.html?webcastid=Es5mXgrt

A replay of the call will be available at 1-877-344-7529, access code # 4946283, through October 22, 2024. A replay of the call will also be available on the Company’s website for one year at www.sono-tek.com.

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide.  Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide.  Sono-Tek's inroads into the clean energy sector are showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services are expected to generate unparalleled results for our clients and help some of the world's most promising companies achieve technological breakthroughs and bring them to the market. The Company strategically delivers its products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

The Company’s solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; continued private and public funding for the clean energy sector and continued strong demand for Sono-Tek’s suite of thin film coating solutions and application consulting services in the clean energy and other markets; maintenance of order backlog; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations

Kirin Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com

-FINANCIAL TABLES FOLLOW -

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	August 31, 2024	February 29, 2024
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$5,852,801	$2,134,786
Marketable securities	5,766,176	9,711,351
Accounts receivable (less allowance of $12,225)	1,879,464	1,470,711
Inventories	4,829,901	5,221,980
Prepaid expenses and other current assets	174,225	207,738
Total current assets	18,502,567	18,746,566

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,691,523	2,832,156
Intangible assets, net	42,476	47,566
Deferred tax asset	1,429,271	1,255,977

TOTAL ASSETS	$22,915,837	$23,132,265

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$691,000	$1,049,742
Accrued expenses	1,543,869	1,739,478
Customer deposits	3,225,273	3,419,706
Income taxes payable	96,395	414,807
Total current liabilities	5,556,537	6,623,733

Deferred tax liability	311,750	229,534
Total liabilities	5,868,287	6,853,267

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,751,153 and 15,750,880 shares issued and outstanding as of August 31, 2024 and February 29, 2024, respectively	157,512	157,509
Additional paid-in capital	9,867,414	9,770,387
Accumulated earnings	7,022,624	6,351,102
Total stockholders’ equity	17,047,550	16,278,998

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,915,837	$23,132,265

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended August 31,		Three Months Ended August 31,
	2024	2023	2024	2023

Net Sales	$10,192,820	$9,242,135	$5,161,782	$5,639,117
Cost of Goods Sold	5,222,236	4,664,335	2,645,685	2,838,549
Gross Profit	4,970,584	4,577,800	2,516,097	2,800,568

Operating Expenses
Research and product development costs	1,427,303	1,445,699	695,873	789,261
Marketing and selling expenses	1,885,608	1,745,310	988,418	944,526
General and administrative costs	1,133,387	912,549	545,816	500,923
Total Operating Expenses	4,446,298	4,103,558	2,230,107	2,234,710

Operating Income	524,286	474,242	285,990	565,858

Interest and Dividend Income	227,730	230,283	85,076	124,293
Net unrealized gain/(loss) on marketable securities	53,941	10,855	43,580	(6,803)

Income Before Income Taxes	805,957	715,380	414,646	683,348

Income Tax Expense	134,435	120,701	73,961	142,075

Net Income	$671,522	$594,679	$340,685	$541,273

Basic Earnings Per Share	$0.04	$0.04	$0.02	$0.03

Diluted Earnings Per Share	$0.04	$0.04	$0.02	$0.03

Weighted Average Shares - Basic	15,750,895	15,742,571	15,750,910	15,743,069
Weighted Average Shares - Diluted	15,771,472	15,775,032	15,768,251	15,773,665

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2024	2023	$	%		2024	2023	$	%
Fluxing Systems	$119,000	$204,000	(85,000)	(42%	)	$253,000	$440,000	(187,000)	(43%	)
Integrated Coating Systems	2,023,000	853,000	1,170,000	137%		2,770,000	1,162,000	1,608,000	138%
Multi-Axis Coating Systems	1,931,000	2,923,000	(992,000)	(34%	)	4,595,000	4,686,000	(91,000)	(2%	)
OEM Systems	205,000	535,000	(330,000)	(62%	)	537,000	810,000	(273,000)	(34%	)
Spare Parts, Services and Other	884,000	1,124,000	(240,000)	(21%	)	2,038,000	2,144,000	(106,000)	(5%	)
TOTAL	$5,162,000	$5,639,000	(477,000)	(8%	)	$10,193,000	$9,242,000	951,000	10%

Market Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2024	2023	$	%		2024	2023	$	%
Electronics/Microelectronics	$1,477,000	$976,000	501,000	51%		$3,045,000	$2,351,000	694,000	30%
Medical	402,000	1,728,000	(1,326,000)	(77%	)	1,259,000	2,111,000	(852,000)	(40%	)
Alternative/Clean Energy	2,498,000	1,819,000	679,000	37%		4,780,000	2,652,000	2,128,000	80%
Emerging R&D and Other	30,000	37,000	(7,000)	(19%	)	41,000	163,000	(122,000)	(75%	)
Industrial	755,000	1,079,000	(324,000)	(30%	)	1,068,000	1,965,000	(897,000)	(46%	)
TOTAL	$5,162,000	$5,639,000	(477,000)	(8%	)	$10,193,000	$9,242,000	951,000	10%

Geographic Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2024	2023	$	%		2024	2023	$	%
U.S. & Canada	$3,495,000	$3,199,000	296,000	9%		$6,587,000	$5,567,000	1,020,000	18%
Asia Pacific (APAC)	368,000	538,000	(170,000)	(32%	)	880,000	1,109,000	(229,000)	(21%	)
Europe, Middle East, Asia (EMEA)	1,136,000	1,155,000	(19,000)	(2%	)	2,381,000	1,581,000	800,000	51%
Latin America	163,000	747,000	(584,000)	(78%	)	345,000	985,000	(640,000)	(65%	)
TOTAL	$5,162,000	$5,639,000	(477,000)	(8%	)	$10,193,000	$9,242,000	951,000	10%